Exhibit 10.5

Mr. Didier Fontaine

Dear Mr. Fontaine:

Constellium France Holdco SAS (the “Company”) is pleased to offer you terms and conditions of employment as the Chief Financial Officer (“CFO”) of the Constellium Group (as defined below) pursuant to this employment letter (this “Employment Letter”). This Employment Letter represents the complete agreement between you and the Company regarding your service as the CFO and will stay in effect until and unless it is terminated pursuant to the terms and conditions set forth herein or replaced and superseded by one or more new, definitive agreements between you and the Company, Constellium Holdco B.V. (“Constellium”) or any of their respective affiliates (the Company, Constellium and such affiliates collectively, the “Constellium Group”).

Term	Discussion

Position / Reporting:

You are offered the position of CFO of the Constellium Group. In this role, you will report to the Chief Executive Officer of the Constellium Group (the “CEO”).

You will have full responsibility and management oversight control over the financial planning function of the Constellium Group. Your key responsibilities will include preparing the annual budget, financial reporting to the shareholders and the board of directors of Constellium (the “Board”), treasury and risk management, control and audit, information technology, financing and capital structure management and such other duties that may be reasonably required or that may be reasonably requested by the CEO or the Board from time to time (the “Duties”).

You may delegate your powers to the extent required by the Duties, good governance practices and within the limits set out by applicable laws and regulations.

Employer and Location / Travel:

You will be employed by the Company. You will be based at the Company’s office in the Paris, France metropolitan area and will travel to such other locations in your capacity as CFO as your Duties require.

You hereby accept that, after reasonable consultation with you, your office location may change in the future to an area in Continental Europe or the United Kingdom according to the development of the Constellium Group business and the specific requirements of your position and Duties.

Governing Law / CBA:	The terms and conditions of this Employment Letter will be governed by the laws of France, without regard to its conflict-of-law provisions or the conflict-of-law provisions of any other jurisdiction. Any dispute arising under this Employment Letter shall be resolved in a court of competent jurisdiction in France. For informational purposes, the collective bargaining agreement applicable within the Company is the French Metallurgy Collective Bargaining Agreement (the “CBA”).

Term / Term Commencement:	The term of your services to the Company shall begin on [ ], 2012 and continue until terminated in accordance with this Employment Letter (the “Term”).

Initial Base Salary / Grade:

You will be a grade 47 employee and your initial annual gross base salary will be €385.000 (including the equivalent of the employee portion of the social security charge), paid in installments in accordance with the Company’s normal payroll practices in effect from time to time (the “Annual Base Salary”). The Annual Base Salary is subject to review on an annual basis, commencing on or about April 2013 with the Annual Base Salary increasing to a targeted €425.000 in April 2013 and a targeted €465.000 in April 2014. For the avoidance of doubt, this is not a guarantee of future salary levels. It is only an indication of what you might expect assuming your performance is in line with expectations.

Because of your top-level executive status, this remuneration is a lump sum and is deemed unrelated to the number of hours devoted to performing your Duties. The above amount includes any statutory holiday or similar payments to which you may be entitled under applicable law, and your Annual Base Salary will not be increased for services you provide to any other member of the Constellium Group or for the number of hours you work. You shall not be entitled to and, by accepting the terms and conditions of this Employment Letter you hereby expressly waive any right to, any further consideration for your services, if any, as a member of the board of directors of the Company, Constellium or any other member of the Constellium Group.

Short-term Incentive Award:

You will be eligible to earn an annual performance bonus pursuant to the terms and conditions of the Executive Performance Award plan (the “EPA”). Your target annual EPA award will be 85% of your Annual Base Salary (“Target Bonus”) and the maximum annual EPA award for which you will be eligible will be 150% of your Target Bonus.

For 2012 we are prepared to guarantee a portion of your 2012 EPA award. The guaranteed amount will be equal to €150.000 (the “2012 Guaranteed EPA Award”). Your 2012 Guaranteed EPA Award will be paid to you on or as soon as reasonably practicable after the commencement of the Term.

Notwithstanding anything herein to the contrary, your annual EPA award for 2012 shall (subject to your continued services through

December 31, 2012) equal the amount earned, if any, based on the attainment of the applicable performance targets, with such amount reduced (but not below zero) by the 2012 Guaranteed EPA Award, (for the avoidance of doubt, your annual EPA award for 2012 shall not be less than the 2012 Guaranteed EPA Award).

Apart from the 2012 Guaranteed EPA Award, each annual EPA award will be paid at the end of March of the year following the year for which the award is granted. Constellium reserves the right to amend the EPA at its discretion at any time and for any reason whatsoever. In the event that you are terminated or resign at any point during the Term, your right to any outstanding annual EPA award shall be determined in accordance with the terms and conditions of the EPA.

In each case, the EPA award is awarded with respect to the entire applicable annual period, including paid holidays. As a result, the EPA award does not vary according to the number of paid holidays taken and includes any statutory holiday payment.

Healthcare Benefits / Pension Scheme / Social Security:	You will be eligible to participate in the Company’s healthcare plan and pension scheme in France, and you will participate in the French social security system.

Company Car Policy:	You will be eligible to participate in the Company’s car lease program under terms and conditions that apply to similarly situated executives (excluding the CEO). Details of the program, including costs to you and limits, will be provided separately.

Holiday / Vacation:	In addition to national and bank holidays, you will be entitled to 25 working days of vacation each reference year. The person to whom you report must approve the times at which you take vacation days in advance in writing. Untaken vacation days cannot be carried forward from one year to the following year. You shall receive compensation for the number of vacation days accrued and untaken during the last reference year upon your termination or resignation for any reason.

Working Time:	It is expressly agreed that, given the importance of your Duties, the independence in the organization of your schedule, your autonomy in terms of decision-making and your high level of compensation, you fall within the category of top-level executives. Consequently, you will not be subject to French law related to work duration (except regarding paid vacation and exceptional holidays) and you will perform your Duties without any hour reference.

Business Expense Reimbursement:	The Company will reimburse you for reasonable transportation, hotel, meal, and other business expenses. All business expenses incurred in the course of your Duties must be documented on a form prescribed by the Company and substantiated by receipts. Expenses will be reimbursed in accordance with Company policy in effect from time to time.

Termination / Resignation Notice:

In the event of a termination of your employment by the Company for any reason other than a termination that requires an immediate leave without a notice period pursuant to applicable law or the CBA, the Company will give you at least 3 months’ advance written notice (or such greater number of days or months required under the applicable provision of the CBA).

In the event of your resignation for any reason, you must give the Company at least 3 months’ advance written notice (or the number of days or months required under the applicable provision of the CBA).

Upon your or the Company’s receipt of notice, as the case may be, the Company may, in its sole and absolute discretion, release you from returning to your office or performing your Duties during any portion of the notice period prior to the effective date of your termination of your employment (“Garden Leave”), provided that you shall be entitled to continuation of your Annual Base Salary during your Garden Leave.

Severance:

If your employment is terminated by the Company other than for “faute grave” or “faute lourde” (as each such term is defined by the labor division of the French Cour de cassation) and, after notice of your termination, you enter into a settlement agreement in which you formally waive any and all claims you may have against the Constellium Group regarding your employment with or the termination thereof by the Company, the Company will pay you severance equal to the sum of your then-current Annual Base Salary and then-current Target Bonus, payable in cash in a lump sum on or as soon as reasonably practicable after the date you execute the above settlement agreement (the “Severance Amount”). The Severance Amount includes the severance, if any, to which you are entitled under local law or the CBA.

It is hereby agreed that the Company will not be authorised to refuse the payment of the indemnity as long as you formally execute and comply with such waiver, usual confidentiality clause and non disparaging clause vis à vis the Constellium Group, its managers and shareholders.)

Restrictive Covenants:

You will be bound by the following restrictive covenants according to their respective terms (the “Restrictive Covenants”):

In consideration of being employed by the Company, you hereby acknowledge and agree that during the course of your employment, certain trade secrets of the Constellium Group may be disclosed to you, including, but not limited to, technical information (including methods, processes, formulae, compositions, systems, techniques, inventions and research projects) and business information (including customer lists, pricing data, sources of supply, financial data and marketing, production, or merchandising systems or plans). You hereby agree that, at all times during and at any time after the termination of your employment or resignation for any reason, you shall not disclose or divulge to others, including future employees, any trade secrets, confidential information, or any other proprietary data of the Constellium Group. Upon the termination of your employment or your resignation for any reason, you shall return to the Company all documents and property of the Constellium Group, including but not limited to, reports, manuals, and customer lists.

During the Term and for a period of up to 12 months, renewable by the Company once for an additional 12 months, after a termination of your employment for any reason or, if applicable, the date you are effectively placed on Garden Leave (the “Restricted Period”), you shall not compete with the Constellium Group (including, but not limited to, as an employee, officer, director or consultant of or investor in a competing entity or otherwise) by carrying out in the European Union any activity in the aluminium fabrication, extrusion or rolling businesses (the “Business”).

During the Restricted Period, you will be prohibited from: (i) hiring or soliciting any of the Constellium Group’s employees or consultants (including persons who were employees or persons or entities that were consultants at any time in the 12 months preceding your termination or resignation); and (ii) soliciting any of the Constellium Group’s Business customers (including persons or entities who were Business customers at any time in the 3 years preceding your termination or resignation) who or which are principally domiciled, resident or located in the European Union.

In consideration of your compliance with the non-competition and non-solicitation-of-customers Restrictive Covenants during the portion of the Restricted Period occurring after the Term, the Company will pay you a compensation indemnity in a series of equal monthly installments during such period at the times that monthly installments of your Annual Base Salary would otherwise be paid to you absent your termination (the “Restrictive Covenant Indemnity”) calculated as follows:

(i)       If you (A) resign or (B) are terminated and, in the case of (B), you are employed by a new employer at the time of payment, 50% of the monthly average compensation (which, for this purpose, is strictly limited to the sum of your Annual Base Salary and annual EPA award, if any) paid to you during the 12 months prior to the effective date of your resignation or termination or, if applicable, the date you are effectively placed on Garden Leave (the “Monthly Average Compensation”); or

(ii)      If you are terminated and you are not employed by a new employer at the time of payment, 60% of the Monthly Average Compensation.

The Company may, in its sole and absolute discretion, waive the non-competition and non-solicitation-of-customers Restrictive Covenants within the eight (8)-calendar-day period following the date upon which notice of your termination of employment is sent (by you or the Company), in which case the Restrictive Covenant Indemnity will not be due.

Restrictions on Other Activities:	You will be expected to devote substantially all your working time to the Duties. In connection with the foregoing, the Board is aware that, as of the date hereof you serve, and agrees that you may continue to serve in such capacity during the Term (as defined above), on the board of directors of each of the entities designated on a list provided by you to the Board in writing prior to the date hereof (provided that no such entity competes with the Constellium Group by carrying out any activity in the Business (as defined herein) in the European Union). After the date hereof, you may not join the board of directors of any for-profit entity without the prior written consent of the Board.

Company Property:	Upon a termination of your employment or your resignation in each case for any reason, you must return to the Company all property and documents belonging to the Constellium Group.

Acceptance of Gifts:	Without the prior written consent of the Vice President - HR of the Company, you may not accept any gift with a value in excess of €100 from any customer, client or supplier of the Constellium Group or any prospective customer, client or supplier of the of the Constellium Group.

Code of Conduct:	You agree to abide by the Worldwide Code of Employees and Business Conduct of the Constellium Group at all times during your employment.

Representations:	You represent that you are not bound by any restrictive covenants or other contractual limitations that would limit or restrict your ability to work for or provide services to the Company or any other member of the Constellium Group.

Directors and Officers Liability Insurance:	You will be provided with directors and officers liability insurance coverage in respect of your performance of the Duties in accordance with the terms and conditions of Constellium’s directors and officers insurance coverage in effect from time to time.

Entire Agreement / Amendments and Additions /	This Employment Letter contains the complete agreement of the parties regarding all terms and conditions of your employment, and any pre-existing employment, severance, change-of-control or other agreement or understanding between you and any member of the Constellium Group is terminated and superseded by the terms and conditions of this Employment Letter.

Severability:

Any proposed amendments to this Employment Letter must be in writing and signed by both parties. This Employment Letter may be assigned by the Company to any other member of the Constellium Group in the sole and absolute discretion of the Company.

The invalidity of any provision of this Employment Letter shall not affect the validity of any other provision thereof.

This Employment Letter is provided to you both in the English and in the French language. A copy of the French version of this Employment Letter is attached hereto. If there is any discrepancy between the English and French versions of this Employment Letter regarding the meaning of any provision set forth therein, the meaning set forth in the French version of this Employment Letter shall prevail.

We hope that you find these terms satisfactory.

Please indicate your acceptance of these terms and conditions by initialling each page and signing where indicated below. You should retain a copy for your files.

Yours sincerely,

	Date:	11/05/2012

Pierre VAREILLE
President and CEO
On behalf of Constellium France Holdco SAS

Confirmation and Acceptance:

I confirm my acceptance of the terms and conditions of this Employment Letter. I understand at all times that the Company will handle my personal data in accordance with the terms of its Privacy Policy. I acknowledge and understand that the Company will use my personal data for the management and administration of its employment relationship with me, to comply with applicable statutory requirements, and for the purpose of workforce administration. I also understand that the Company may disclose my personal data to other third parties for these purposes, which in some cases may be located in foreign jurisdictions in addition to France. I consent to the use and transfer of my personal data for these purposes.

	Date:	11/05/2012

Didier FONTAINE